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AirTran Airways Announces Financing
Commitment for 20 New Aircraft

Significantly Enhances Cash Flow and Reduces Capital Risks

Orlando, Fla. (May 15, 2000) - AirTran Holdings, Inc., (Nasdaq:AAIR), parent company of AirTran Airways, today announced that it has received financing commitments for the next 20 Boeing 717 aircraft to be delivered to the airline between May 2000 and February 2002.

Additionally, AirTran Airways has significantly restructured its aircraft purchase agreement with The Boeing Company for its Boeing 717-200 aircraft, providing for a revised delivery schedule and advanced payment timetable.

"The new delivery schedule, the revisions to the progress payment facility, and the financing commitment provide tremendous benefits to AirTran Airways," said Joe Leonard, AirTran Airways' chairman and CEO. "Over the next three years, this transaction will reduce significantly our capital expenditures as well our interest expense, de-leverage the company and enhance cash flow."

Under the terms of the purchase agreement restructuring, AirTran Airways will relinquish certain delivery slots to Boeing in 2001 and 2002 to facilitate forthcoming sales to new Boeing 717 customers. In the revised delivery schedule, AirTran Airways would receive eight aircraft in 2000 (two aircraft received to date), 12 in 2001, 12 in 2002 and 10 in 2003, for a total of 50 aircraft (includes eight aircraft received in 1999). Previously, scheduled deliveries were 16 in 2001 and 18 in 2002. AirTran Airways' B-717 options have been rescheduled for the 2003-05 timeframe to provide a more even flow of aircraft and greater fleet flexibility options.

"Together we have worked out a plan which will benefit both companies," said
John Feren, senior vice president - Americas, Boeing Commercial Airplanes Group. "We look forward to our continued partnership with AirTran Airways, the launch customer of the 717, and we're pleased that this aircraft has been so successfully integrated into their fleet."
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Systemwide, AirTran Airways operates 280 daily departures to 30 cities. Offering the convenience of easy, same concourse connections in Atlanta, AirTran Airways operates 131 daily departures from Hartsfield Atlanta International Airport, the world's busiest airport.

AirTran Airways provides everyday, affordable air travel throughout the eastern United States, and unlike other airlines, never requires a roundtrip purchase or Saturday night stay. AirTran Airways is the launch customer for the Boeing 717, today's newest, most innovative commercial aircraft.

For more information and reservations, visit AirTran Airways' website at www.airtran.com, call your travel agent or call AirTran Airways at 800-AIRTRAN (800-247-8726) or 770-994-8258 (in Atlanta).

Note: Statements regarding the Company's enhanced cash flow, reduced capital commitments, capital expenditures for the new 717 aircraft, reduced interest expense, and reduction in company leverage are forward-looking statements and are not historical facts. Instead, they are projections or estimates involving numerous risks or uncertainties, including but not limited to, the ability to obtain favorable financing, appraisals, market conditions for the disposition of the aircraft and general economic conditions. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company's SEC filings, including but not limited to the Company's report on Form 10-K for the year ended December 31, 1999. The Company disclaims any obligation or duty to update or correct any of its forward-looking statements.